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Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors of Orbitz, Inc. and
The Manager of Orbitz, LLC:

We consent to the incorporation by reference in the registration statement on Form S-8 of Orbitz, Inc. of our report dated February 17, 2003, except as to paragraph five of note 7, which is as of May 19, 2003, and note 15, which is as of November 25, 2003, with respect to the combined balance sheets of Orbitz, Inc. and Orbitz, LLC, as of December 31, 2001 and 2002, and the related combined statements of operations, equity, and cash flows for the period from February 24, 2000 (date of inception) through December 31, 2000 and for the years ended December 31, 2001 and 2002 which report appears in the registration statement on Form S-1 (No. 333-88646) of Orbitz, Inc. filed on December 17, 2003.

/s/  KPMG LLP

Chicago, Illinois
December 17, 2003

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  Exhibit 23.1
CONSENT OF KPMG LLP